AMENDED AND RESTATED AGREEMENT OF MERGER AND

                        PLAN OF MERGER AND REORGANIZATION

     Amended  and   Restated   Agreement  of  Merger  and  Plan  of  Merger  and
Reorganization ("Agreement") dated April 6, 2000 by and between Palm Works, Inc., a New York corporation ("PMWK-New York"), and PalmWorks, Inc., a Nevada corporation ("PMWK-Nevada") (hereinafter, PMWK-New York and PMWK-Nevada being called the "Constituent Corporations").

                                    WHEREAS:

     1. The Board of Directors of PMWK-New York and PMWK-Nevada have resolved that PMWK New York be merged (hereinafter called the "merger") under and pursuant to the Nevada Statutes Revised and the New York Business Corporation Law into a single corporation existing under the laws of the State of Nevada, to wit, PMWK-Nevada, which shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the "Surviving Corporation") in a transaction qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;

     2. The authorized capital stock of PMWK-New York consists of 50,000,000 shares of capital stock with a par value of $.02 per share (hereinafter called "PMWK-New York Stock") 12,686,031 shares of which are issued and outstanding;

     3. The authorized capital stock of PMWK-Nevada consists of 25,000,000 shares of capital stock with a par value of $.001 per share (hereinafter called "PMWK-Nevada Stock") 1,000 shares of which are issued and outstanding;

     4. The respective Boards of Directors of PMWK-New York and PMWK-Nevada have approved the Merger upon the terms and conditions hereinafter set forth and have approved this Agreement; and

     5. The Constituent Corporations have previously filed that certain Agreement of Merger and Plan of Merger and Reorganization ("Original Agreement") with the Secretary of State of Nevada and the Department of State of New York, and the Constituent Corporations would like to amend and restate the Original Agreement to correct certain errors that were contained in the recitals of the Original Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree, in accordance with the Nevada Revised Statutes and the New York Business
Corporation Law, that PMWK-New York shall be, at the Effective Date (as hereinafter defined), merged into a single corporation existing under the laws of the State of Nevada, to wit, PMWK-Nevada, which shall be the surviving Corporation, and the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect.

I. SHAREHOLDERS' CONSENTS; FILINGS; EFFECTS OF MERGER

     1.1 Action by Shareholders of PMWK-New York. PMWK-New York shall obtain the approval of its shareholders, in accordance with the New York Business Corporation Law, at the earliest practicable date, which written consent shall, among other matters, adopt and ratify this Agreement.

     1.2 Action by PMWK-New York as Sole Shareholder of PMWK-Nevada. At the earliest practicable date, PMWK-New York, as the sole shareholder of PMWK-Nevada, shall adopt this Agreement in accordance with the Nevada Revised Statutes.

     1.3 Filing of Articles of Merger, Effective Date. If (a) this Agreement is adopted by the shareholders of PMWK-New York, in accordance with the New York Business Corporation Law, (b) this Agreement has been adopted by PMWK-New York as the sole shareholder of PMWK-Nevada, in accordance with the Nevada Revised Statutes, and (c) this Agreement is not thereafter, and has not theretofore been terminated or abandoned as permitted by the provisions hereof, then an Articles of Merger shall be filed and recorded in accordance with the Nevada Revised Statutes and an Articles of Merger shall be filed and recorded in accordance with the New York Business Corporation Law. Such filings shall be made on the same day. The Merger shall become effective at 9:00 A.M. on the calendar day following the day of such filing in Nevada, which date and time is herein referred to as the "Effective Date."

     1.4 CERTAIN EFFECTS OF MERGER. On the Effective Date, the separate existence of PMWK-New York shall cease, and PMWK-New York shall be merged into PMWK-Nevada which, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to such Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of New York, Nevada or any other jurisdiction, in any of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. At any time, or from time to time, after the Effective Date, the last acting officers of PMWK-New York, or the corresponding officers of the Surviving Corporation may, in the name of PMWK-New York, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of the Constituent Corporations property, rights, privileges, powers, franchises, immunities and interests and otherwise to carry out the purposes of this Agreement.

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
II. NAME OF SURVIVING CORPORATION; ARTICLES OF INCORPORATION; BYLAWS

     2.1 Name of Surviving Corporation. The name of the Surviving Corporation from and after the Effective Date shall be PalmWorks, Inc.

     2.2 Articles of Incorporation. The Articles of Incorporation of PMWK-Nevada as in effect on the date hereof, shall, from and after the Effective Date, be and continue to be the Articles of Incorporation of the Surviving Corporation, until changed or amended as provided by law.

     2.3 Bylaws. The Bylaws of PMWK-Nevada, as in effect immediately before the Effective Date shall, from and after the Effective Date, be and continue to be the Bylaws of the Surviving Corporation, until amended as provided therein.

III. STATUS AND CONVERSION OF SECURITIES

     3.1 PMWK-New York Stock. Each share of PMWK-New York Stock which shall be issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Date into one (1) fully paid share of PMWK-Nevada Stock.

     3.2 PMWK-Nevada Stock held by PMWK-New York. All issued and outstanding shares of PMWK-Nevada Stock held by PMWK-New York immediately before the Effective Date shall, by virtue of the Merger and at the Effective Date, cease to exist and the certificate(s) representing such shares shall be canceled.

     3.3 Surrender of Certificates. After the Effective Date, certificates evidencing outstanding shares of PMWK-New York Stock shall evidence the right of the holder thereof to receive a certificate(s) for shares of PMWK-Nevada Stock as aforesaid. Holders of certificates representing shares of PMWK-New York Stock, upon surrender of such certificates to the transfer agent of the PMWK-Nevada Stock to effect the exchange of certificates, shall be entitled to receive, upon such surrender, a certificate or certificates representing a like number of shares of PMWK-Nevada Stock. Until so surrendered, outstanding certificates for shares of PMWK-New York Stock shall be deemed for all corporate purposes, including voting rights, subject to the further provisions of this
Article 3, to evidence the ownership of the shares of PMWK-Nevada Stock into which such shares of PMWK-New York Stock have been so converted. No dividends or distributions will be paid to the person entitled to receive certificates for shares of PMWK-Nevada Stock pursuant hereto until such person shall have surrendered his PMWK-New York Stock certificates; but there shall be paid to the record holder of such certificate, with respect to the number of shares of PMWK-Nevada Stock issued in exchange therefor (i) upon such surrender, the amount of any dividends or distributions with a record date after the Effective Date and before surrender which shall have become payable thereon since the Effective Date, without interest; and (ii) after such surrender, the amount of any dividends thereon with a record date after the Effective Date and before surrender and the payment date of which shall be after surrender, such amount to be paid on such payment date. If any certificate for shares of PMWK-Nevada Stock is to be issued in a name other than that in which the certificate surrendered

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
in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of PMWK-Nevada Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the transfer agent that such tax has been paid or is not payable. At the Effective Date of the Merger, all shares of PMWK-New York Stock which shall then be held in its treasury, if any, shall cease to exist, and all certificates representing such shares shall be canceled.

     3.4 Fractional Shares. PMWK-Nevada will not issue certificates representing fractional shares of PMWK-Nevada Stock, upon the Merger. Rather, fractional interests, if any, shall be rounded up to the nearest whole share.

IV. MISCELLANEOUS

     4.1 This Agreement may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, and whether before or after approval of this Agreement of Merger and Plan of Merger and Reorganization by the mutual agreement of the Board of Directors of the Constituent Corporations abandoning this Agreement of Merger and Plan of Merger and Reorganization.

     4.2 On and after the Effective Date of the Merger, the officers and Directors of PMWK-Nevada shall remain in such positions until their earlier resignation or removal.

     4.3 For the convenience of the parties hereto and to facilitate the filing of this Agreement of Merger and Plan of Merger and Reorganization, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

     IN WITNESS WHEREOF, this Agreement has been executed by Palm Works, Inc. a New York corporation, and PalmWorks, Inc., a Nevada corporation, all on the date first above written.

                                        PalmWorks, Inc.
                                        (a Nevada corporation)

                                        /s/ James T. Voss
                                        ----------------------------------------
                                        James T. Voss, President



                                        Palm Works, Inc.
                                        (a New York corporation)

                                        /s/ Ellen S. Eckler
                                        ----------------------------------------
                                        Ellen S. Eckler, Vice President

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